Exhibit 99.1

CONTACT:	John McNamara
Director - Investor Relations
StoneMor Partners L.P.
(215) 826-2945

STONEMOR PARTNERS L.P. REPORTS FINANCIAL RESULTS FOR 2017 THIRD QUARTER
TREVOSE, PA – January 26, 2018– StoneMor Partners L.P. (NYSE: STON) (“StoneMor” or the “Partnership”) today announced it has reported financial results for the third quarter 2017. Investors are encouraged to read the Partnership's quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”), which contains additional details, and can be found at www.stonemor.com.

THIRD QUARTER FINANCIAL PERFORMANCE

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Revenues were $84.0 million an increase of $3.3 million over the prior year period. Year-to-date (nine month period ending September 30, 2017) revenues were $252.9 million, an increase of $15.0 million over the prior year period. The increase was primarily due to increases in the sales of cemetery and funeral home merchandise and services partially offset by a decrease in investment and other income.

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Year-to-date cash from operations were $24.7 million, an increase of $6.2 million over the prior year period, primarily due to the Partnerships continued focus on constructive delivery of pre-need merchandise.

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Net loss was $9.6 million, a decrease of $0.3 million from the prior year period. Year-to-date net loss was $29.7 million, an increase of $5.2 million over the prior year period. The increase was largely due to an increase in professional fees, litigation costs, and recruiting costs resulting from the delayed filing of our 10-K and various changes in our senior management.

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Losses were also impacted by increased costs associated with serviced marker orders, amortization of cemetery property as well as increases in selling expenses associated with the increase in cemetery merchandise revenues.

•	Merchandise Trust value at September 30, 2017 reached $512.2 million, an increase of $5.1 million over the $507.1 million reported at December 31, 2016.

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Deferred revenue at September 30, 2017 reached $903.9 million, an increase of $37.3 million over the $866.6 million reported at December 31, 2016. The increase in deferred revenues mostly reflected increases in deferred contract revenues and deferred merchandise trust revenues.

EXECUTIVE COMMENTARY
Paul Grady, StoneMor’s President and Chief Executive Officer commented, “We are pleased that we are now current with SEC filings after spending 2017 focused on efforts to complete our accounting review, make the related restatement, and bring our filings current. We appreciate the patience demonstrated by our unitholders as we worked through this process. In 2017, we also needed to address the issues that adversely impacted revenues and cash flow and ultimately resulted in the Board’s decision to not pay a distribution for the second and third quarters of 2017, and we focused on improving operations across the organization and continuing with efforts to grow the salesforce. While there is still work to do across the organization and with the salesforce, encouragingly, we are seeing signs of stabilization.”

Robert B. Hellman, Jr., Chairman of the Board of Directors of the General Partner, commented, “Eliminating the distribution for the second and third quarters of 2017 was, as we’ve said, a very difficult decision, but one we felt was necessary to preserve liquidity for the longer term health and stability of the business. We are now living within the four corners of the balance sheet, meaning all working capital, capital expenditures, and acquisitions must come out of operating cash flow. We came into 2017 with leverage a little higher and tighter than we’d like, and as the year progressed, we encountered significant non-recurring costs. The result was that our leverage was increasing modestly as the year progressed. So we took the prudent course of action."

Continued Hellman, “We understand the importance of distributions to our unitholders, but distributions need to be made from a strong foundation, and we have more work to do to get there. Looking forward, we believe we should have at least $25 million of availability on our credit facility, which would translate into a leverage ratio of about 3.75. Getting to there from our current position may require a few more quarters in which we preserve our operating cash and manage our leverage by not making distributions, but we believe the long-term benefits of the added liquidity outweigh the benefits of paying a reduced distribution today.”

THIRD QUARTER OPERATING HIGHLIGHTS

Cemetery Operations

•	Cemetery revenues were $69.5 million, an increase of $2.8 million over the prior year period. Year-to-date revenues were $205.8 million, an increase of $13.0 million over the prior year period.

•	Operating income was $8.6 million, a $1.6 million increase over the prior year period. Year-to-date cemetery operating income was $26.2 million, a $2.8 million increase over the prior year period.

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Preneed cemetery contracts sold were 10,411 compared to 12,795 in prior year period. Year-to-date contracts sold were 33,934 compared to 36,955 in the prior year period. The decline in preneed contracts in the third quarter and year-to-date periods were due to promotions run in the third quarter of 2016 that were not repeated in 2017.

•	At-need cemetery contracts sold were relatively flat at 14,211 compared to 14,609 in prior year. Year-to-date at-need contracts sold were 45,070 compared to 44,845 in the prior year.
Funeral Home Operations

•	Funeral home revenues were $14.5 million, a $0.4 million increase over the prior year period. Year-to-date revenues were $47.1 million, a $1.9 million increase over the prior year period.

•	Funeral home operating income was $1.2 million, a $1.6 million increase over the prior year period. Year-to-date, operating income was $7.3 million, a $4.9 million increase over the prior year period.

•	Funeral calls for the third quarter were 3,902, a decline of 83 from the prior year period. Year-to-date funeral calls were 12,244, a decline of 505 from the prior year period.
CORPORATE EXPENSES, LIQUIDITY AND CAPITAL STRUCTURE

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Corporate overhead expenses for the third quarter 2017 were $11.9 million compared to $10.1 million in the prior year period, and for the nine months ended September 30, 2017 were $39.1 million compared to $30.1 million in the prior year period. The increase was largely due to an increase in professional fees, litigation costs, and recruiting costs resulting from the delayed filing of our 10-K and various changes in our senior management.

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Interest expense was $6.9 million in the third quarter 2017 compared to $5.9 million in the prior year period. For the nine months ended September 30, 2017 interest expense was $20.4 million compare to $17.4 million in the prior year period. The increase was due to an increase in the weighted average outstanding balance and the weighted average interest rate on the line of credit balance outstanding for the three and nine months ended September 30, 2017 compared to prior year periods.

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As of September 30, 2017, the Partnership had $8.5 million of cash and cash equivalents and $307.7 million of total debt, including $142.9 million outstanding under its revolving credit facility. StoneMor’s leverage ratio pursuant to its Credit Agreement for the quarter ended September 30, 2017, was approximately 4.46 compared to a maximum allowable ratio of 4.5.

EARNINGS CALL
As previously announced, StoneMor will hold a conference call to discuss its third quarter 2017 financial results on January 29, 2018 at 10:00 AM ET. Investors within the U.S. may access the conference call by calling (844) 423-9892.  The conference ID is 7617709 Investors outside the U.S may access the call by dialing (716) 247-5807. StoneMor will also host a live webcast of this conference call.  Investors may access the live webcast via the Investors page of the StoneMor website under Events and Presentations.
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About StoneMor Partners L.P.
StoneMor Partners L.P., headquartered in Trevose, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 316 cemeteries and 97 funeral homes in 27 states and Puerto Rico.
StoneMor is the only publicly traded death care company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise. For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the investors section, at http://www.stonemor.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements contained in this press release, including, but not limited to, information regarding the expected timing of future distributions and the timing of its next investor call are forward-looking statements. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend (including, but not limited to StoneMor’s intent to maintain or increase its distributions),” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on management’s current expectations and estimates. These statements are neither promises nor guarantees and are made subject to certain risks and uncertainties that could cause actual results to differ materially from the results stated or implied in this press release. StoneMor’s major risks are related to uncertainties associated with the cash flow from pre-need and at-need sales, trusts and financings, which may impact StoneMor’s ability to meet its financial projections, service its debt, pay distributions, and increase its distributions, as well as with StoneMor’s ability to maintain an effective system of internal control over financial reporting and disclosure controls and procedures.
StoneMor’s additional risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: uncertainties associated with future revenue, revenue growth and related cash flows; uncertainties associated with the integration or anticipated benefits of recent acquisitions or any future acquisitions; StoneMor’s ability to complete and fund additional acquisitions; the effect of economic downturns; the impact of StoneMor’s significant leverage on its operating plans; the decline in the fair value of certain equity and debt securities held in StoneMor’s trusts; StoneMor’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; increased use of cremation; changes in the death rate; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully implement a strategic plan relating to achieving operating improvements, including improving sales productivity and reversing negative trends in costs of goods sold, certain expenses, cemetery billings and investment income from trusts, strong cash flows, further deleveraging and liquidity enhancement; StoneMor’s ability to successfully compete in the cemetery and funeral home industry; litigation or legal proceedings that could expose StoneMor to significant liabilities and damage StoneMor’s reputation, including but not limited to litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters; the effects of cyber security attacks due to StoneMor’s significant reliance on information technology; uncertainties relating to the financial condition of third-party insurance companies that fund StoneMor’s pre-need funeral contracts; and various other uncertainties associated with the death care industry and StoneMor’s operations in particular.
When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and the other reports that StoneMor files with the Securities and Exchange Commission, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

STONEMOR PARTNERS L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2017	December 31, 2016
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$8,460	$12,570
Accounts receivable, net of allowance	77,058	77,253
Prepaid expenses	7,949	5,532
Other current assets	24,524	23,466
Total current assets	119,160	118,821

Long-term accounts receivable, net of allowance	101,094	98,886
Cemetery property	334,208	337,315
Property and equipment, net of accumulated depreciation	115,116	118,281
Merchandise trusts, restricted, at fair value	512,181	507,079
Perpetual care trusts, restricted, at fair value	338,611	333,780
Deferred selling and obtaining costs	124,137	116,890
Deferred tax assets	68	64
Goodwill	70,436	70,436
Intangible assets	63,740	65,438
Other assets	20,603	20,023
Total assets	$1,799,354	$1,787,013

Liabilities and Partners' Capital
Current liabilities:
Accounts payable and accrued liabilities	$47,157	$35,547
Accrued interest	5,159	1,571
Current portion, long-term debt	1,114	1,775
Total current liabilities	53,430	38,893

Long-term debt, net of deferred financing costs	306,572	300,351
Deferred revenues	903,853	866,633
Deferred tax liabilities	21,487	20,058
Perpetual care trust corpus	338,611	333,780
Other long-term liabilities	38,655	36,944
Total liabilities	1,662,608	1,596,659
Commitments and contingencies
Partners' capital (deficit):
General partner interest	(2,486)	(1,914)
Common limited partners' interest	139,232	192,268
Total partners' capital	136,746	190,354
Total liabilities and partners' capital	$1,799,354	$1,787,013
See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 (the “Third Quarter 10-Q”).

STONEMOR PARTNERS L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
		(As restated)*		(As restated)*
Revenues:
Cemetery:
Merchandise	$40,331	$38,129	$119,229	$110,239
Services	15,414	14,260	46,703	41,712
Investment and other	13,798	14,340	39,884	40,805
Funeral home:
Merchandise	6,591	6,708	21,176	20,794
Services	7,900	7,336	25,940	24,373
Total revenues	84,034	80,773	252,932	237,923

Costs and Expenses:
Cost of goods sold	11,910	11,721	37,472	34,483
Cemetery expense	19,984	19,926	56,805	53,267
Selling expense	17,082	16,466	49,164	47,774
General and administrative expense	9,752	9,522	29,462	27,719
Corporate overhead	11,887	10,058	39,058	30,106
Depreciation and amortization	3,186	2,927	10,032	9,147
Funeral home expenses:
Merchandise	1,793	2,322	5,176	6,306
Services	5,442	6,076	16,595	18,687
Other	5,346	5,433	15,678	15,319
Total costs and expenses	86,382	84,451	259,442	242,808

Other gains (losses), net	338	(506)	(733)	(1,579)
Interest expense	(6,944)	(5,934)	(20,391)	(17,431)
Loss from continuing operations before income taxes	(8,954)	(10,118)	(27,634)	(23,895)
Income tax benefit (expense)	(622)	169	(2,085)	(591)
Net loss	$(9,576)	$(9,949)	$(29,719)	$(24,486)
General partner's interest	$(99)	$(111)	$(309)	$2,081
Limited partners' interest	$(9,477)	$(9,838)	$(29,410)	$(26,567)
Net loss per limited partner unit (basic and diluted)	$(0.25)	$(0.28)	$(0.78)	$(0.77)
Weighted average number of limited partners' units outstanding (basic and diluted)	37,958	35,470	37,945	34,287
*Refer to Note 1 in Part I, Item 1 of the Third Quarter 10-Q for further detail regarding the restatement.
See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Third Quarter 10-Q.

STONEMOR PARTNERS L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2017	2016
		(As restated)*
Cash Flows From Operating Activities:
Net loss	$(9,576)	$(9,949)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cost of lots sold	7,823	6,773
Depreciation and amortization	10,032	9,147
Provision for cancellations	5,123	9,732
Non-cash compensation expense	656	1,468
Non-cash interest expense	3,318	2,510
Other (gains) losses, net	517	975
Changes in assets and liabilities:
Accounts receivable, net of allowance	(8,576)	(18,899)
Merchandise trust fund	44,251	(13,248)
Other assets	(5,053)	(4,549)
Deferred selling and obtaining costs	(7,246)	(9,819)
Deferred revenues	(12,119)	49,821
Deferred taxes, net	1,425	(245)
Payables and other liabilities	14,269	9,307
Net cash provided by operating activities	24,701	18,487
Cash Flows From Investing Activities:
Cash paid for capital expenditures	(7,960)	(9,655)
Cash paid for acquisitions	—	(10,550)
Proceeds from divestitures	701	—
Proceeds from asset sales	401	1,896
Net cash used in investing activities	(6,858)	(18,309)
Cash Flows From Financing Activities:
Cash distributions	(24,545)	(68,062)
Proceeds from borrowings	78,792	207,868
Repayments of debt	(74,627)	(207,700)
Proceeds from issuance of common units, net of costs	—	74,535
Cost of financing activities	(1,573)	(6,362)
Net cash provided by (used in) financing activities	(21,953)	279
Net increase (decrease) in cash and cash equivalents	(4,110)	457
Cash and cash equivalents - Beginning of period	12,570	15,153
Cash and cash equivalents - End of period	$8,460	$15,610
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$13,653	$11,434
Cash paid during the period for income taxes	$2,884	$3,114
Non-cash investing and financing activities:
Acquisition of assets by financing	$2,285	$505
*Refer to Note 1 in Part I, Item 1 of the Third Quarter 10-Q for further detail regarding the restatement.
See accompanying notes to the Unaudited Condensed Consolidated Financial Statements in the Third Quarter 10-Q.

SUPPLEMENTAL OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Interments performed	12,859	13,127	40,916	40,161
Interment rights sold (1)
Lots	5,644	8,469	21,497	23,710
Mausoleum crypts (including pre-construction)	275	419	1,358	1,471
Niches	443	426	1,405	1,181
Net interment rights sold (1)	6,362	9,314	24,260	26,362

Number of pre-need cemetery contracts written	10,411	12,795	33,934	36,955
Number of at-need cemetery contracts written	14,211	14,609	45,070	44,845
Number of cemetery contracts written	24,622	27,404	79,004	81,800
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(1)	Net of cancellations. Sales of double-depth burial lots are counted as two sales.